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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                JUNE 30, 2003

      Investor Relations Contact:                    Media Relations Contact:
      Diana Matley                                   Kevin Brett
      408-433-4365                                   408-433-7150
      diana@lsil.com                                 kbrett@lsil.com

CC03-82

                LSI LOGIC UPDATES SECOND QUARTER BUSINESS OUTLOOK

                  Q2 Revenues Expected to Grow About 9 Percent

      MILPITAS, CA - LSI Logic Corporation (NYSE: LSI) today updated its second quarter 2003 top-and-bottom line expectations, and announced the decision to sell the company's Tsukuba, Japan manufacturing facility.

      LSI Logic anticipates that second quarter revenues will increase approximately 9 percent sequentially, near the high end of the previous growth guidance.

      LSI Logic also announced a series of actions, completing the revamping of the company's global manufacturing strategy. These steps enable the acceleration of the final disposition of LSI Logic's Tsukuba and Colorado Springs manufacturing facilities. The company anticipates reporting $140 million to $160 million in special items, compared to previous guidance of $50 million to $70 million in special items. LSI Logic expects a GAAP* net loss of 43-50 cents, compared to the earlier range of a net loss of 23-31 cents.

      On a pro forma basis, the company's second quarter net loss expectation (excluding special items**), improved by four cents to a range of 6-8 cents. The bottom line performance reflects better-than-expected gross margin expansion and accelerated benefits from the company's expense control and cost-reduction programs.

      "These actions focus our internal manufacturing on our world-class Gresham, Oregon campus," said Wilfred Corrigan, LSI Logic chairman and chief executive officer. "Going forward, LSI Logic will supplement its Gresham facility with foundry
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engagements. Both will play key roles in the success of LSI Logic's
RapidChip(TM), ASIC and standard product businesses."

      LSI Logic will report its second quarter 2003 financial results Wednesday, July 23 after the close of market. At that time, LSI Logic will provide guidance for the 2003 third quarter.

     * Generally Accepted Accounting Principles

     ** Acquisition-related amortization, restructuring and other special items.

SAFE HARBOR FOR FORWARD LOOKING STATEMENTS: This news release and the statements by LSI Logic management include forward-looking statements that may involve a number of risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from the actual future events or results. Forward-looking statements include projections of growth in the storage components, storage systems, consumer and communications businesses, estimates of revenue growth, operating expenses, net other income, earnings, gross margins, tax provisions, capital spending, depreciation, acquisition-related amortization, restructuring expenses, other special items and common share count made in this news release. The company's actual results in future periods may be materially different from any performance suggested in this news release. Risks and uncertainties to which the company is subject include, but are not necessarily limited to, fluctuations in the timing and volumes of customer demand, the rate of depletion of customer inventory buildup and the company's achievement of revenue objectives and other financial targets. Other risks and uncertainties that may affect the company's actual results include, but are not necessarily limited to, the development of new products, the timing and success of new product introductions, the continued availability of appropriate levels of manufacturing capacity, the realization of benefits from the company's strategic relationships, competing technologies, products and other competitive factors and investments and disruptions in general economic activity due to worsening global business conditions or caused by the effects of terrorist activities and armed conflict. The extent to which the company may not realize the cost savings it expects from the reduction in workforce and operating expenses may also impact its future performance. The company operates in an industry sector where securities' values are highly volatile and may be influenced by the cyclical nature of the industry, the unpredictability of the economy and other factors beyond the company's control. For additional information, Readers are referred to the documents filed by LSI Logic with the SEC, and specifically the most recent reports on Form 10-K, 10-Q and 8-K. In the context of forward-looking information, reference is made to the discussion of risk factors described in the company's SEC reports filed during the past 12 months.

ABOUT LSI LOGIC

LSI Logic Corporation (NYSE: LSI) is a leading designer and manufacturer of communications, consumer and storage semiconductors for applications that access, interconnect and store data, voice and video. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1621 Barber Lane, Milpitas, CA 95035. http://www.lsilogic.com.

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Editor's Notes:

1. All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company's external website, http://www.lsilogic.com.

2.    The LSI Logic logo design is a registered trademark of LSI Logic
      Corporation.

3. All other brand or product names may be trademarks or registered trademarks of their respective companies.